Exhibit 99.1
Press Release – For Immediate Release
April 28, 2009
CCFNB Bancorp, Inc. Reports Record First Quarter 2009 Earnings
Bloomsburg, PA – CCFNB Bancorp, Inc. (OTC: CCFN), parent company of First Columbia Bank & Trust Co., has released its unaudited financial statements for the first quarter of 2009.
Net income, as reported under U.S. Generally Accepted Accounting Principles, for the three months ended March 31, 2009 was $1,543,000 compared to $651,000 for the same period in 2008. Earnings per share for the three months ended March 31, 2009 and 2008 were $.69 and $.53 per share, respectively. This represents an increase of $.16 per share, or 30.2%. Annualized return on average assets and return on average equity were 1.09 % and 10.02 % for the three months ended March 31, 2009 as compared to 1.05 % and 8.28 % for the same period of 2008.
The net interest margin, tax effected, on interest earning assets improved to 3.95% as of March 31, 2009 as compared to 3.75% as of March 31, 2008.
Total assets increased $1.2 million to $569.5 million at March 31, 2009 from $568.3 million at December 31, 2008. The investment portfolio increased approximately $467 thousand during the three months ended March 31, 2009. Since the end of 2008, net loans increased $5.0 million, an increase of 1.6%. Total deposits increased $12.9 million while short term borrowings decreased $13.5 million since the end of 2008.
Stockholders’ equity, excluding accumulated other comprehensive income, has increased $1.1 million to $61.9 million as of March 31, 2009. The current level of stockholders’ equity equated to a book value per share of $27.41 at March 31, 2009 as compared with $26.97 as of December 31, 2008. During the three months ended March 31, 2009 cash dividends of $0.24 per share were paid to stockholders compared to $0.21 for the comparable period of 2008. The current dividend represents an increase of 14.3 % as compared to 2008 amounts.

CCFNB Bancorp, Inc.
Consolidated Balance Sheets

	(Unaudited)
	March 31,	December 31,
(In Thousands)	2009	2008
ASSETS
Cash and due from banks	$9,050	$10,173
Interest-bearing deposits in other banks	1,055	149
Federal funds sold	1,349	5,163

Total cash and cash equivalents	11,454	15,485

Investment securities, available for sale, at fair value	197,047	196,580
Loans, net of unearned income	325,050	320,068
Less: Allowance for loan losses	3,753	3,758

Loans, net	321,297	316,310
Premises and equipment, net	11,895	12,609
Accrued interest receivable	2,256	2,388
Cash surrender value of bank-owned life insurance	11,065	10,943
Investment in limited partnerships	806	845
Intangible Assets:
Core deposit	3,243	3,411
Goodwill	7,937	7,937
Other assets	2,542	1,811

TOTAL ASSETS	$569,542	$568,319

LIABILITIES
Interest-bearing deposits	$396,391	$381,849
Noninterest-bearing deposits	50,857	52,460

Total deposits	447,248	434,309

Short-term borrowings	41,939	55,462
Long-term borrowings	9,131	9,133
Junior subordinate debentures	4,640	4,640
Accrued interest payable	981	1,075
Other liabilities	3,711	2,925

TOTAL LIABILITIES	507,650	507,544

STOCKHOLDERS’ EQUITY
Common stock, par value $1.25 per share; authorized 5,000,000 shares; issued and outstanding 2,257,946 shares in 2009 and 2,253,080 shares in 2008	2,822	2,816
Surplus	27,256	27,173
Retained earnings	30,167	29,164
Accumulated other comprehensive income	1,647	1,622

TOTAL STOCKHOLDERS’ EQUITY	61,892	60,775

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$569,542	$568,319

CCFNB Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2009	2008
INTEREST AND DIVIDEND INCOME
Interest and fees on loans:
Taxable	$4,733	$2,583
Tax-exempt	203	144
Interest and dividends on investment securities:
Taxable	2,212	608
Tax-exempt	87	45
Dividend and other interest income	26	25
Federal funds sold	5	64
Deposits in other banks	—	13

TOTAL INTEREST AND DIVIDEND INCOME	7,266	3,482

INTEREST EXPENSE
Deposits	2,013	1,036
Short-term borrowings	81	228
Long-term borrowings	137	154
Junior subordinate debentures	42	—

TOTAL INTEREST EXPENSE	2,273	1,418

NET INTEREST INCOME	4,993	2,064

PROVISION FOR LOAN LOSSES	60	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,933	2,064

NON-INTEREST INCOME
Service charges and fees	398	239
Gain on sale of loans	96	47
Earnings on bank-owned life insurance	103	65
Brokerage	56	38
Trust	152	38
Other	361	73

TOTAL NON-INTEREST INCOME	1,166	500

NON-INTEREST EXPENSE
Salaries	1,601	703
Employee benefits	434	245
Occupancy	307	138
Furniture and equipment	323	115
State shares tax	143	85
Professional fees	167	66
Director’s fees	71	46
Other	922	301

TOTAL NON-INTEREST EXPENSE	3,968	1,699

INCOME BEFORE INCOME TAX PROVISION	2,131	865
INCOME TAX PROVISION	588	214

NET INCOME	$1,543	$651

EARNINGS PER SHARE	$0.69	$0.53

CASH DIVIDENDS PER SHARE	$0.24	$0.21

WEIGHTED AVERAGE SHARES OUTSTANDING	2,254,044	1,227,035

	Quarter Ended
(Dollars in Thousands, Except Per Share Data)	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Operating Highlights

Net income	$1,543	$808	$872	$747	$651
Net interest income	4,993	3,899	4,481	3,409	2,064
Provision for loan losses	60	750	—	—	—
Non-interest income	1,166	852	1,154	537	500
Non-interest expense	3,968	4,208	4,580	1,685	1,699

Financial Condition Data:

Total assets	$569,542	$568,319	$582,241	$247,179	$247,279
Loans, net	321,297	316,310	321,692	159,804	158,106
Intangibles	11,180	11,348	9,814	—	—
Total deposits
Noninterest-bearing	$50,857	$52,460	$52,580	$20,721	$20,172
Savings	56,673	54,717	55,853	26,830	25,827
NOW	66,286	63,776	65,201	29,370	28,624
Money Market	47,090	37,120	36,182	7,441	7,264
Time Deposits	226,342	226,236	228,436	90,859	92,456
Total interest-bearing deposits	396,391	381,849	385,672	154,500	154,171
Core deposits*	220,906	208,073	209,816	84,362	81,887

Selected Ratios

Net interest margin	3.95%	3.90%	3.84%	3.83%	3.75%
Annualized return on average assets	1.09%	0.81%	1.03%	1.21%	1.05%
Annualized return on average equity	10.02%	7.26%	8.81%	9.40%	8.28%

Capital Ratios

Total risk-based capital ratio	16.08%	16.48%	15.76%	20.14%	20.25%
Tier 1 capital ratio	14.95%	15.37%	14.87%	19.23%	19.32%
Leverage ratio	8.97%	9.27%	10.21%	12.36%	12.51%

Asset Quality Ratios

Non-performing assets	$5,191	$5,384	$4,608	$232	$152
Allowance for loan losses	3,753	3,758	3,055	1,436	1,438
Allowance for loan losses to total loans	1.16%	1.17%	0.94%	0.89%	0.90%
Allowance for loan losses to non-performing loans	83.03%	74.99%	70.20%	618.97%	946.06%

Per Share Data

Earnings per share	$0.69	$0.31	$0.37	$0.61	$0.53
Dividend declared per share	0.24	0.24	0.24	0.21	0.21
Book value	27.41	26.97	26.21	26.21	26.39
Common stock price:
Bid	$18.25	$18.75	$22.00	$23.62	$24.50
Ask	19.85	20.00	23.75	23.83	25.50
Weighted average common shares	2,254,044	2,249,275	2,056,686	1,224,552	1,227,035

*	Core deposits are defined as total deposits less time deposits